                                                                       EXHIBIT 1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            MAGNA INTERNATIONAL INC.
                         MAGNA ACQUISITION CORPORATION

                                      AND

                           DOUGLAS & LOMASON COMPANY

                          DATED AS OF AUGUST 29, 1996

                               TABLE OF CONTENTS

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                                   ARTICLE I

                THE TENDER OFFER..........................................................    1
Section 1.1     The Offer.................................................................    1
Section 1.2     Company Action............................................................    2

                                  ARTICLE II

                THE MERGER................................................................    3
Section 2.1     Effective Time of the Merger..............................................    3
Section 2.2     Closing...................................................................    4
Section 2.3     Effects of the Merger.....................................................    4
Section 2.4     Articles of Incorporation and By-Laws.....................................    4
Section 2.5     Directors.................................................................    4
Section 2.6     Officers..................................................................    4

                                  ARTICLE III

                CONVERSION OF SECURITIES..................................................    4
Section 3.1     Conversion of Capital Stock...............................................    4
Section 3.2     Exchange of Certificates..................................................    5
Section 3.3     No Further Ownership Rights in Company Common Stock.......................    6
Section 3.4     Closing of Company Transfer Books.........................................    6
Section 3.5     Withholding...............................................................    6
Section 3.6     Lost, Stolen or Destroyed Certificates....................................    6
Section 3.7     Further Assurances........................................................    6

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................    6
Section 4.1     Organization..............................................................    6
Section 4.2     Capitalization............................................................    7
Section 4.3     Authority.................................................................    8
Section 4.4     Consents and Approvals; No Violations.....................................    8
Section 4.5     SEC Reports and Financial Statements......................................    9
Section 4.6     Information in Disclosure Documents.......................................    9
Section 4.7     Litigation................................................................   10
Section 4.8     No Material Adverse Change; Material Agreements...........................   10
Section 4.9     Taxes.....................................................................   10
Section 4.10    Benefit Plans; Labor Matters..............................................   11
Section 4.11    Opinion of Financial Advisor..............................................   13
Section 4.12    Certain Antitakeover Provisions Not Applicable............................   13
Section 4.13    Intellectual Property.....................................................   14
Section 4.14    Votes Required............................................................   14
Section 4.15    Brokers...................................................................   14
Section 4.16    Certain Agreements........................................................   14
Section 4.17    Environmental Matters.....................................................   15
Section 4.18    Tangible Property; Real Property and Leases...............................   16
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                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER....................   17
Section 5.1     Organization..............................................................   17
Section 5.2     Authority.................................................................   17
Section 5.3     Consents and Approvals; No Violations.....................................   17
Section 5.4     Information in Disclosure Documents.......................................   17
Section 5.5     Financing.................................................................   18
Section 5.6     Brokers...................................................................   18

                                  ARTICLE VI

                COVENANTS.................................................................   18
Section 6.1     Conduct of Business of the Company........................................   18
Section 6.2     Reasonable Best Efforts...................................................   20
Section 6.3     Access to Information.....................................................   20
Section 6.4     Company Shareholders Meeting..............................................   20
Section 6.5     Company Option Plans......................................................   21
Section 6.6     Company Benefit Plans.....................................................   21
Section 6.7     No Solicitation...........................................................   21
Section 6.8     Fees and Expenses.........................................................   22
Section 6.9     Notification of Certain Matters...........................................   23
Section 6.10    Company Debt Agreements...................................................   23
Section 6.11    Public Announcements......................................................   24
Section 6.12    State Takeover Laws.......................................................   24
Section 6.13    Indemnification...........................................................   24
Section 6.14    Shareholder Litigation....................................................   24
Section 6.15    Directors.................................................................   24

                                  ARTICLE VII

                CONDITIONS................................................................   25
Section 7.1     Conditions to Each Party's Obligation to Effect the Merger................   25
Section 7.2     Conditions to Obligations of Parent and Purchaser.........................   26
Section 7.3     Conditions to Obligations of the Company..................................   26

                                 ARTICLE VIII

                TERMINATION...............................................................   26
Section 8.1     Termination...............................................................   26
Section 8.2     Effect of Termination.....................................................   27

                                  ARTICLE IX

                MISCELLANEOUS.............................................................   27
Section 9.1     Nonsurvival of Representations and Warranties.............................   27
Section 9.2     Amendment.................................................................   27
Section 9.3     Extension; Waiver.........................................................   28
Section 9.4     Notices...................................................................   28
Section 9.5     Interpretation............................................................   29
Section 9.6     Counterparts..............................................................   29
Section 9.7     Entire Agreement; No Third Party Beneficiaries............................   29
Section 9.8     Governing Law.............................................................   29
Section 9.9     Specific Performance......................................................   29
Section 9.10    Assignment................................................................   29
Section 9.11    Validity..................................................................   29
Annex I         Conditions to the Offer
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                                       ii

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of August 29, 1996 (this "Agreement"), among MAGNA INTERNATIONAL INC., an Ontario corporation ("Parent"), MAGNA ACQUISITION CORPORATION, a Michigan corporation and an indirect, wholly-owned subsidiary of Parent ("Purchaser"), and DOUGLAS & LOMASON COMPANY, a Michigan corporation (the "Company"; together with Purchaser, the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS the respective Boards of Directors of Parent, Purchaser and the Company have determined that the acquisition of the Company by Parent upon the terms and subject to the conditions of this Agreement would be advantageous and beneficial to their respective corporations and that such transaction is consistent with and in furtherance of such entities' respective long-term business strategies;

     WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a tender offer (as it may be amended from time to time as permitted hereunder, the "Offer") to purchase all the outstanding shares of the Company's common stock, par value $2.00 per share (the "Company Common Stock"), for $31.00 per share of Company Common Stock (such amount, or any other amount per share offered pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein and in the Offer Documents (as defined in Section 1.1(b); and the Board of Directors of the Company has adopted resolutions approving this Agreement, the Offer and the Merger (as defined below) and recommending that the Company's shareholders accept the Offer and approve the Merger;

     WHEREAS it is proposed that, following the consummation of the Offer, there be a merger (the "Merger") of Purchaser with and into the Company (the "Surviving Corporation") upon the terms and subject to the conditions hereof; and

     WHEREAS Parent, Purchaser and certain shareholders of the Company are concurrently herewith entering into a Stock Option Agreement (the "Stock Option Agreement"), pursuant to which, among other things, such shareholders will, upon the terms and subject to the conditions thereof, grant an option to Purchaser to purchase the shares of Company Common Stock owned by such shareholders for a cash price per share equal to the Per Share Amount.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                THE TENDER OFFER

     SECTION 1.1 THE OFFER.

          (a) Provided that this Agreement has not been terminated in accordance with Section 8.1 and none of the events or facts set forth in Annex I hereto shall have occurred, Purchaser will commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than September 6, 1996. The obligation of Purchaser to commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer will be subject to the satisfaction of the conditions set forth in Annex I hereto (any of which may be waived by Purchaser in its sole discretion) and to the terms and conditions of this Agreement. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company (unless the Company takes any action permitted to be taken pursuant to the second sentence of Section 6.7(b)), Purchaser shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Per Share Amount, (iii) modify or add to the conditions set forth in Annex I (other than to waive any conditions to the extent permitted by this Agreement), (iv) except as provided in the next sentence, extend the Offer or (v) change the form of consideration payable in the Offer. Notwithstanding the

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

     foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Company Common Stock shall not be satisfied until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any order, decree or ruling of, or any rule, regulation, interpretation or position of, any Governmental Entity (as defined in Section 4.4(a)) applicable to the Offer and/or (iii) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. The Offer will be made by means of an offer to purchase (the "Offer to Purchase") and related letter of transmittal containing the terms set forth in this Agreement and the conditions set forth in Annex I hereto. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver of all the conditions of the Offer set forth in Annex I hereto as of the final expiration date of the Offer, Purchaser will accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date.

          (b) On the date of commencement of the Offer, Parent and Purchaser will file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The
     Schedule 14D-1 will contain (including as an exhibit) or will incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (which Schedule 14D-1, Offer to Purchase, and other documents pursuant to which the Offer will be made, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent and Purchaser will disseminate the Offer to Purchase, the related letter of transmittal and other Offer Documents to holders of shares of the Company Common Stock. Each of Parent, Purchaser and the Company will promptly correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect, and each of Parent and Purchaser will take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable law. Purchaser will provide the Company and its counsel in writing with any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Parent, Purchaser and their counsel will provide the Company and its counsel with a reasonable opportunity to participate in all material communications with the SEC and its staff, including any meetings and telephone conferences relating to the Offer Documents, the Offer, the Merger or this Agreement.

          (c) Purchaser will, and Parent will cause Purchaser to, designate a bank or trust company as the paying agent for the Offer (the "Offer Paying Agent"). Purchaser agrees to deposit, and Parent agrees to cause Purchaser to deposit, with the Offer Paying Agent simultaneously with the consummation of the Offer such funds as are necessary to make the cash payments required by the Offer. In no event shall any shareholder of the Company who has surrendered certificates representing Company Common Stock be entitled to receive interest on any of the funds to be received pursuant to the Offer. If a check is to be sent to a person other than the person in whose name a certificate for Company Common Stock surrendered in connection with the Offer is registered, it shall be a condition of the transfer that the person requesting such transfer shall pay to the Offer Paying Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Offer Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Offer Paying Agent nor any party hereto shall be liable to a holder of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     SECTION 1.2 COMPANY ACTION.

          (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously and duly adopted resolutions approving this Agreement, the Offer and the Merger, determining that the Merger is

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     advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company and its shareholders and recommending that the Company's shareholders accept the Offer and approve the Merger and approve and adopt this Agreement. The Company represents and warrants that its Board of Directors has received the opinion of The Bridgeford Group that the proposed consideration to be received by the Company's shareholders pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, and a complete and correct copy of such opinion has been delivered by the Company to Parent and Purchaser. The Company has been advised by each of its directors and executive officers that, subject to any recommendation of the Board of Directors that is adverse to the Offer, each such person intends to tender or cause to be tendered pursuant to the Offer all shares of Company Common Stock beneficially owned by such person, except to the extent of any restrictions created by Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          (b) The Company will file with the SEC, on the date of the filing by Purchaser of the Schedule 14D-1, a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 1.2(a) above (subject only to the fiduciary duties of the Board of Directors as contemplated by Section 6.7(b)) and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Each of the Company, Parent and Purchaser will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will further take all steps necessary to cause the
     Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable law. The Company will provide Parent and Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company and its counsel will provide Parent and Purchaser and their counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Offer, the Merger or this Agreement.

          (c) The Company will (i) promptly furnish Parent and Purchaser with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock as of a recent date and of those persons becoming record holders after such date, together with copies of all security position listings and computer files and all other information in the Company's control regarding the beneficial owners of shares of Company Common Stock that Parent or Purchaser may reasonably request and (ii) furnish to Parent or Purchaser such other information and assistance as Parent or Purchaser or their agents may reasonably request in expeditiously communicating the Offer to holders of shares of Company Common Stock.

                                   ARTICLE II
                                   THE MERGER

     SECTION 2.1 EFFECTIVE TIME OF THE MERGER.

          (a) Upon the terms and subject to the conditions hereof, and in accordance with the Michigan Business Corporation Act (the "MBCA"), Purchaser shall be merged with and into the Company at the Effective Time (as hereinafter defined), with the Company continuing as the Surviving Corporation and succeeding to and assuming all the rights and obligations of Purchaser in accordance with the MBCA.

          (b) Upon the terms and subject to the conditions hereof, a certificate of merger or other appropriate documents (the "Certificate of Merger") will be duly prepared and executed by the Company and Purchaser and thereafter delivered to the Department of Consumer and Industry Services, Bureau of Corporations, Securities and Land Development of the State of Michigan (the "Filing Office") for filing as provided in the MBCA as soon as practicable on the Closing Date (as defined in Section 2.2). The Merger will become effective upon the filing of the Certificate of Merger with the Filing Office or at such

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     other later date or time as Purchaser and the Company shall agree and as specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     SECTION 2.2 CLOSING. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day following the satisfaction or, if permissible, waiver of each of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to by the parties hereto.

     SECTION 2.3 EFFECTS OF THE MERGER. The Merger will have the effects set forth in this Agreement and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, immunities, powers and franchises of the Company and of Purchaser and all the property (real, personal and mixed) of the Company and of Purchaser and all debts due to either the Company or Purchaser on any account, and all choses in action, and every other interest of or belonging to or due to either the Company or Purchaser, will vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if such debts, liabilities, obligations, restrictions, disabilities and duties had been incurred or contracted by the Surviving Corporation. The title to any real estate or any interest therein vested, by deed or otherwise, in the Company or Purchaser shall not revert or in any way become impaired by reason of the Merger.

     SECTION 2.4 ARTICLES OF INCORPORATION AND BY-LAWS.

          (a) The Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and such Articles of Incorporation; provided, however, that, at the Effective Time, Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Magna Lomason Corporation."

          (b) The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-Laws of the Surviving Corporation until amended in accordance therewith and with applicable law.

     SECTION 2.5 DIRECTORS. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

     SECTION 2.6 OFFICERS. The officers of Purchaser at the Effective Time will be the officers of the Surviving Corporation (which will include certain of the officers of the Company at such time), each to hold office from the Effective Time in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

     SECTION 3.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part, of the holder of any shares of capital stock of the Company or of Purchaser:

          (a) Each issued and outstanding share of common stock of Purchaser shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) All shares of Company Common Stock that are owned, directly or indirectly, by any Subsidiary (as hereinafter defined) of the Company, any shares of Company Common Stock owned by Parent, Purchaser or any wholly owned Subsidiary of Parent and any shares of Company Common Stock that have been acquired by the Company and are subject to an outstanding pledge by the Company

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

     immediately prior to the Effective Time to secure the future payment of the purchase price therefor will be cancelled and will cease to exist and no shares of capital stock of Parent or Purchaser or other consideration will be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding any partnership, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. References to a wholly owned Subsidiary of an entity include a Subsidiary all the common equity of which is owned directly or through wholly owned Subsidiaries by such entity.

          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the Per Share Amount paid pursuant to the Offer (the "Merger Consideration"). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and each holder of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     SECTION 3.2 EXCHANGE OF CERTIFICATES. (a) Paying Agent. Parent shall authorize a commercial bank (or such other person or persons as shall be acceptable to Parent and the Company) to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of the Certificates.

     (b) Surviving Corporation to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the shares of Company Common Stock pursuant to Section 3.1.

     (c) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, the Company and any Subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. Notwithstanding the foregoing, neither the Paying Agent nor any party shall be liable to a former shareholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any

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

Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Section 3.2 would otherwise escheat to or become the property of any governmental body of agency), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     SECTION 3.3 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.

     SECTION 3.4 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no registration of transfers of shares of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article III.

     SECTION 3.5 WITHHOLDING. The Surviving Corporation or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

     SECTION 3.6 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and subject to such other conditions as the Board of Directors of the Surviving Corporation may impose, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance herewith. When authorizing such issue of the Merger Consideration in exchange therefor, the Board of Directors of the Surviving Corporation (or any authorized officer thereof) may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

     SECTION 3.7 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser as follows:

     SECTION 4.1 ORGANIZATION.

          (a) Each of the Company and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect (as such term is used in this Agreement, as provided in Section 9.5) on the Company and its Subsidiaries or on the ability of the Company to perform its obligations under this Agreement. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries or on the ability of the Company to perform its obligations under this Agreement.

          (b) The Company has heretofore made available to Parent a complete and correct copy of the charter and by-laws or comparable organization documents, each as amended to date, of the Company and each of its Subsidiaries. Such charters, by-laws and comparable organizational documents are in full force and effect. Neither the Company nor any Subsidiary of the Company is in violation of any provision of its charter, by-laws or comparable organizational documents.

     SECTION 4.2 CAPITALIZATION.

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock of which, as of August 21, 1996, 4,245,127 shares were issued and outstanding and (ii) 500,000 shares of Preferred Stock, without par value, of which, as of the date hereof, none were issued or outstanding. No shares of capital stock of the Company have been acquired by the Company that are subject to outstanding pledges to secure the future payment of the purchase price therefor. As of August 21, 1996, the Company had reserved for issuance (i) 6,375 shares and 222,300 shares of Company Common Stock upon exercise of options then outstanding under the Company's 1982 Incentive Stock Option Plan and under the Company's 1990 Stock Option Plan, respectively (collectively, the "Company Option Plans"), and (ii) 98,050 shares of Company Common Stock in respect of future grants of options which may be made pursuant to the Company Option Plans. Since August 21, 1996, the Company has not issued any shares of its capital stock, except for the issuance of Company Common Stock upon the exercise of options granted under the Company Option Plans which were outstanding on August 21, 1996 and has not repurchased, redeemed or otherwise retired any shares of its capital stock. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Option Plans will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto.

          (b) Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto, and, except as described in Section 4.2(b) of the disclosure letter dated the date hereof from the Company to Parent (the "Company Disclosure Letter"), all such shares are owned by the Company or by a Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation on voting rights or encumbrance of any kind (collectively, "Liens"). Except for the capital stock of its Subsidiaries described in
     Section 4.2(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, trust, limited liability company or other entity.

          (c) As of the date of this Agreement, except as described in Section 4.2(c) of the Company Disclosure Letter, (i) no bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding, (ii) except as set forth above, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character (collectively, "Warrants") relating to the issued or unissued capital stock or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares, Voting Debt or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such Warrant and
     (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any Warrants.

     SECTION 4.3 AUTHORITY. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the Company's shareholders as described in the preceding sentence. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors' rights and to general principles of equity.

     SECTION 4.4 CONSENTS AND APPROVALS; NO VIOLATIONS.

          (a) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity"), or compliance with any law, statute, ordinance, rule or regulation that conditions, restricts, prohibits or requires any notification or disclosure with respect to, or is triggered by, the transfer, sale, lease or closure of any property, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of the Schedule 14D-9 and, if required by applicable law, the Company Proxy Statement (as defined in Section 4.6), and such reports as may be required by Section 13(a) of the Exchange Act in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Certificate of Merger with the Filing Office and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business. Except as described in Section 4.4 of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to loss of a material benefit) under, or result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries pursuant to (any such conflicts, violations, breaches, defaults, rights, or creations of Liens are herein referred to, collectively, as "Violations"), any of the terms, conditions or provisions of (i) the respective certificates or articles of incorporation or by-laws or comparable organizational documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, permit, concession, franchise or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), for Violations that would not prevent or impair the consummation of the Offer or the Merger in any respect and would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries or on the ability of the Company to perform its obligations under this Agreement.

          (b) Except as described in the Company SEC Documents (as defined in Section 4.5) filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in default under or in violation of (i) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument, permit, concession, franchise or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, except in each case for any such defaults or violations which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries or on the ability of the Company to perform its obligations under this Agreement.

     SECTION 4.5 SEC REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1993, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and has heretofore made available to Parent true and complete copies of all such forms, reports, schedules, statements and documents (as they have been amended or supplemented since the time of their filing and including all such forms, reports, schedules, statements and documents filed with the SEC after the date of this Agreement, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included or incorporated by reference therein, (i) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations thereunder. The financial statements of the Company included or incorporated by reference in the Company SEC Documents comply or will be prepared in compliance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal year-end audit adjustments) and fairly present or will fairly present (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Company SEC Documents or as otherwise disclosed in the Company SEC Documents, in each case filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) material to the Company and its Subsidiaries, other than liabilities incurred in the ordinary course of business consistent with past practice.
Section 4.5 of the Company Disclosure Letter sets forth the amounts that would appear on the Company's consolidated balance sheet as of the date of this Agreement as "Long-term debt", including current portions.

     SECTION 4.6 INFORMATION IN DISCLOSURE DOCUMENTS.

          (a) Neither the Schedule 14D-9 nor the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement") nor any of the information supplied by the Company or any of its Subsidiaries specifically for inclusion in the Offer Documents will, at the respective times the
     Schedule 14D-9, the Information Statement or the Offer Documents are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

          (b) The proxy or information statement relating to any meeting of the Company's shareholders that may be required to be held in connection with the Merger (as it may be amended from time to time, the "Company Proxy Statement") will not, at the date mailed to the Company's shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or otherwise. The Company Proxy Statement will, when filed with the SEC by the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     SECTION 4.7 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Entity which (i) individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole or
(ii) seeks to, or is reasonably likely to, delay or prevent the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) individually or in the aggregate, is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole or (ii) seeks to, or is reasonably likely to, delay or prevent the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

     SECTION 4.8 NO MATERIAL ADVERSE CHANGE; MATERIAL AGREEMENTS. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement and except as described in Section 4.8 of the Company Disclosure Letter, (i) since December 31, 1995, there has not been any action which would be prohibited under Section 6.1 were it to occur after the date of this Agreement (except for the payment by the Company of its regular quarterly dividend on March 29, 1996, and June 28, 1996, to holders of record of the Company Common Stock) or any material adverse change with respect to the Company and its Subsidiaries and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has become a party to any agreement or amendment to an existing agreement which would be required to be filed by the Company as an exhibit to its next Annual Report on Form 10-K. Except as described in Section 4.8 of the Company Disclosure Letter, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument, permit, concession, franchise or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected. The Company has furnished to Parent all the agreements which set forth the amounts payable to the officers of the Company and its Subsidiaries identified in Section 4.8 of the Company Disclosure Letter as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

     SECTION 4.9 TAXES.

          (a) Each of the Company and its Subsidiaries has duly filed all Tax Returns (as defined in Section 4.9(b) ) required to be filed by it, all such Tax Returns are complete and accurate and disclose all Taxes (as defined in Section 4.9(b) ) required to be paid by the Company and its Subsidiaries, and the Company or its Subsidiaries has duly paid or caused to be paid all Taxes shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 4.9 of the Company Disclosure Letter lists the periods through which the Tax Returns required to be filed by the Company or its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. All deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period (and to the best of the Company's knowledge no basis exists therefor), the adverse determination of which would result in a deficiency which would have a material adverse effect on the Company and its Subsidiaries, taken as a whole, other than those heretofore paid or provided for in the Company's financial statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or its Subsidiaries. There are no liens for Taxes upon the assets of the Company or of any of its Subsidiaries except liens relating to current Taxes not yet due. No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code and to the knowledge of the Company, no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer Taxes, or other similar Taxes will be imposed on the transactions contemplated by this Agreement. All Taxes which the Company or any of its Subsidiaries have been required by law to withhold or to collect for payment have been duly withheld or collected and paid to the appropriate taxing authority. Except as described in Section 4.9(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Except as described in Section 4.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

          (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, license, payroll, employment, withholding, environmental, capital stock, ad valorem, alternate or add-on minimum and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     SECTION 4.10 BENEFIT PLANS; LABOR MATTERS. (a) With respect to each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by the Company, or any entity treated as a single employer under Section 414 of the Code ("ERISA Affiliates") with the Company, or with respect to which the Company or any of its ERISA Affiliates is or will be required to make any payment ("ERISA Benefit Plans"), and any retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, or agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee, agent or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement, and any agreement or arrangement associated with a change in ownership or control of the Company, but excluding employment agreements terminable by the Company without premium or penalty on notice of 30 days or less under which the only monetary obligation of the Company is to make current wage or salary payments and provide current fringe benefits), with respect to which the Company is or will be required to make any payment (together with the ERISA Benefit Plans, collectively referred to as the "Company Benefit Plans"), the Company has delivered to Purchaser a true and correct copy of (i) the annual reports (Form 5500) filed with the IRS for the most recent three plan years, (ii) the plan document and all amendments thereto for such Company Benefit Plan, (iii) each trust agreement, group annuity contract and insurance policy, if any, relating to such Company Benefit Plan and (iv) each actuarial report or valuation relating to such Company Benefit Plan subject to Title IV of ERISA. Each Company Benefit Plan (i) has been administered in accordance with its terms and (ii) complies in form and has been administered in accordance with any and all applicable state and federal laws, including ERISA and the Code, so as not to give rise to any liability that would have a material adverse effect on the Company and its Subsidiaries and that would result from failure to so comply in form or so administer such Company Benefit Plans. Each Company Benefit Plan and each trust that is intended to qualify under Section 401(a) and 501(a) of the Code is so qualified or, if not so qualified, the failure to be so qualified would not give rise to any liability that would have a material adverse effect on the Company and its Subsidiaries. Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan.

     (b) All contributions and premiums required by law or by the terms of any Company Benefit Plan or any agreement relating thereto have been timely made (without regard to any waiver granted with respect thereto).

     (c) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred, and neither the Company nor any of its ERISA Affiliates has knowledge of any condition or set of circumstances in connection with which the Company or any of its ERISA Affiliates could be subject to any liability that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole, under ERISA, the Code or any other applicable law, including of any "reportable event" (as defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as defined in Section 406 of ERISA and
Section 4975(c) of the Code).

     (d) With respect to the Company Benefit Plans, individually and in the aggregate, there has not occurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), neither the Company nor any of its ERISA Affiliates has failed to make a payment required under Section 412 of the Code before the applicable due date, and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of the Company or any of its ERISA Affiliates, which would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     (e) Except as described in Section 4.10(e) of the Company Disclosure Letter, there have been no violations of ERISA with respect to the filing of applicable returns, reports, documents or notices regarding any of the Company Benefit Plans with the Secretary of Labor or the Secretary of Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company Benefit Plans that have not subsequently been resolved or corrected which would have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     (f) There are no pending legal proceedings that have been asserted or instituted against any Company Benefit Plan, the assets of any such plan or the Company, or the plan administrator or fiduciary of any Company Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such legal proceedings. Neither the Company nor any fiduciary of any plan which is not a multiemployer plan has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code.

     (g) Each Company Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder. Each group medical plan sponsored by the Company materially complies with the health care continuation provisions of Part 6 of Title I of ERISA ("COBRA") and the Medicare Secondary Payor Provisions of Section 1826(b) of the Social Security Act, and the regulations promulgated thereunder.

     (h) There are no Company Benefit Plans that are multiemployer plans (as described in Section 3(37) of ERISA).

     (i) The Company has no potential liability under Sections 4063, 4064 or 4069 of ERISA.

     (j) Except as described in Section 4.10(j) of the Company Disclosure Letter, the Company has no obligations under any of the Company Benefit Plans to provide health or life insurance benefits to its prior employees (or their beneficiaries or dependents) for periods after termination of employment, except as specifically required by COBRA.

     (k) Except as described in Section 4.10(a) or (k) of the Company Disclosure Letter or in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any oral or written:

          (i) employee collective bargaining agreement, employment agreement (other than employment agreements terminable by the Company or any of its Subsidiaries without premium or penalty on notice of 30 days or less under which the only monetary obligation of the Company or any of its Subsidiaries is to make current wage or salary payments and provide current fringe benefits), consulting, advisory or service agreement or deferred compensation agreement;

          (ii) contract or agreement with any officer, director or employee (other than employment agreements disclosed in response to clause (i) or excluded from the scope of clause (i)), agent, or attorney-in-fact of the Company or any of its Subsidiaries; or

          (iii) stock option, stock purchase, bonus or other incentive plan or agreement.

     (1) Except as described in Section 4.10(l) of the Company Disclosure Letter, the Company and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to its operations and none of them is liable in any material respect for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company believes that its and its Subsidiaries' relations with their employees are satisfactory. Neither the Company nor any of its Subsidiaries are a party to, and none of such parties are affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining or other labor matters involving its employees. Neither the Company nor any of its Subsidiaries are materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer. Section 4.10(l) of the Company Disclosure Letter sets forth a description of any union organizing or election activities involving any non-union employees of the Company and its Subsidiaries which have occurred since December 31, 1995 or, to the knowledge of the Company, are threatened as of the date hereof.

     (m) Except as described in Section 4.10(m) of the Company Disclosure Letter, none of the Offer, the Merger or any other transaction contemplated by this Agreement will, whether by itself or as a result of any subsequent termination of employment, result in the acceleration of entitlement to, or the payment of, any benefit or compensation.

     (n) Except as described in Section 4.10(n) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has during the six-year period prior to the Closing Date maintained, contributed to or been required to make any payment with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA).

     SECTION 4.11 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of The Bridgeford Group, its financial advisor, to the effect that, as of August 29, 1996, the consideration to be received in the Offer and the Merger, taken as a whole, by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

     SECTION 4.12 CERTAIN ANTITAKEOVER PROVISIONS NOT APPLICABLE. The Board of Directors of the Company has unanimously approved the Offer, the Merger and this Agreement; this Agreement constitutes a "memorandum of understanding" within the meaning of paragraph (B) (1) of the Article VI of the Restated Articles of Incorporation of the Company and, accordingly, the provisions of paragraph (A) of such Article do not apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby. In addition, the provisions of such paragraph (A) do not apply to the execution and delivery of the Stock Option Agreement by the parties thereto or any of the transactions contemplated thereby. The requirements of Section 780 of the MBCA do not apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby (including the execution and delivery of the Stock Option Agreement by the parties thereto or any of the transactions contemplated thereby), pursuant to
Section 783 of the MBCA. On August 29, 1996, the Company amended its By-laws such that Chapter 7B of the MBCA does not apply to any "control share acquisition" (as such term is used in such Chapter 7B) of shares of the Company, pursuant to Section 794 of the MBCA; accordingly, none of the Offer, the Merger, this Agreement or any of the transactions contemplated hereby (including the execution of the Stock Option Agreement by the parties thereto or any of the transactions contemplated thereby) is subject to such Chapter 7B. No takeover statute or similar statute or regulation in the State of Michigan or, to the knowledge of the Company, any other state or other jurisdiction, applies or purports to apply to the Offer, the Merger or to this Agreement, or any of the transactions contemplated hereby (including the execution and delivery of the Stock Option Agreement by the parties thereto or any of the transactions contemplated thereby).

     SECTION 4.13 INTELLECTUAL PROPERTY. Section 4.13 of the Company Disclosure Letter contains a correct and complete list of all patents, trademarks, trade names, copyright registrations, mask work registrations and applications therefor now or heretofore used or presently proposed to be used in the conduct of the businesses of the Company and its Subsidiaries, excluding computer software which is widely available. Except as described in Section 4.13 of the Company Disclosure Letter, (i) the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyright registrations, knowhow and other proprietary information ("Rights") necessary to the conduct of their businesses as presently being conducted, except where the failure to have such licenses or rights would not have a material adverse effect on the Company; (ii) neither the Company nor any of its Subsidiaries has licensed any Rights to any third party; (iii) the validity of such Rights and the title thereto of the Company and its Subsidiaries has not been questioned in any litigation to which the Company or any of its Subsidiaries is a party, nor, to the knowledge of the Company, is any such litigation threatened; nor have any claims to such effect been made to the Company or any of its Subsidiaries; (iv) the conduct of the businesses of the Company and its Subsidiaries as now conducted does not and will not conflict with Rights of others in any way which could have a material adverse effect on the Company and (v) no proceedings are pending against the Company or any of its Subsidiaries nor, to the Company's knowledge, are any proceedings threatened against the Company or any of its Subsidiaries alleging any violation of Rights of any third party. The Company does not know of (x) any use that has heretofore been or is now being made of any Rights owned by the Company or any of its Subsidiaries, except by the Company or any of its Subsidiaries or by an entity duly licensed by it to use the same under an agreement described in Section 4.13 of the Company Disclosure Letter or (y) any material infringement of any Right owned by or licensed by or to the Company. All Rights heretofore owned or held by any employee or officer of the Company or any of its Subsidiaries and used in any business of the Company or any of its Subsidiaries in any manner have been duly and effectively transferred to the Company or such Subsidiary. The consummation of the Offer and the Merger and the transactions contemplated hereby will not alter or impair the rights and interests of the Company in any of the items listed in Section 4.13 of the Company Disclosure Letter, and the Surviving Corporation will have the same rights and interests in such items as the Company will have immediately prior to the Effective Time.

     SECTION 4.14 VOTES REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

     SECTION 4.15 BROKERS. No broker, investment banker or other person, other than The Bridgeford Group, the fees and expenses of which are described in the engagement letter between the Company and The Bridgeford Group dated May 20, 1996, a true, correct and complete copy of which has been provided by the Company to Parent, and will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     SECTION 4.16 CERTAIN AGREEMENTS. Except as described in Section 4.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     SECTION 4.17 ENVIRONMENTAL MATTERS. Except as described in Section 4.17 of the Company Disclosure Letter:

          (i) the operations of the Company and its Subsidiaries comply in all material respects with all applicable federal, state and local laws or regulations relating to or addressing the environment, health or safety ("Environmental Laws"), including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec.sec. 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder ("CERCLA"); the Occupational Safety and Health Act, 29 U.S.C. sec.sec. 651 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder ("OSHA"); and the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec. 6901 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder ("RCRA"); and any state equivalents thereof;

          (ii) the Company and each of its Subsidiaries have obtained, or, as described in Section 4.17 of the Company Disclosure Letter, are in the process of obtaining environmental, health and safety licenses, permits, approvals and other authorizations from a Governmental Entity which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted ("Governmental Permits"), and all such Governmental Permits and applications are listed in Section 4.17 of the Company Disclosure Letter and, to the knowledge of the Company, the Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of such permits;

          (iii) neither the Company nor any of its Subsidiaries nor any of the Company's or such Subsidiaries' past or present property (whether owned or leased) or operations is subject to any agreement with, or, to the knowledge of the Company, any investigation by, any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, or unincorporated organization ("Person") or Governmental Entity respecting: (1) the investigation, cleanup, removal, treatment or disposal of any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste or any constituent of any such substance or waste ("Contaminants"); (2) the prevention of a release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Contaminants into the indoor or outdoor environment ("Release") or threatened Release or minimization of a further Release of Contaminants; (3) any claim of losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding arising from the Release or threatened Release of a Contaminant; or (4) any Environmental Law;

          (iv) neither the Company nor any of its Subsidiaries are subject to any notice, claim or judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing (i) a violation of, or liability under, any Environmental Law or (ii) liability or damage in connection with a Release or threatened Release of a Contaminant;

          (v) the Company and its Subsidiaries have not:

             (a) reported a Release pursuant to any Environmental Law;

             (b) filed a notice pursuant to Section 103(c) of CERCLA;

             (c) filed a notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under CFR
         Part 261 or any state equivalent; or

             (d) filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

          (vi) there is not now, nor to the best knowledge of the Company has there ever been, on or in any property owned or leased by the Company or any of its Subsidiaries ("Company Property"):

             (a) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to
        Section 3005 of RCRA; or

             (b) any underground storage tank regulated under RCRA or surface impoundment or landfill or waste pile (as each such term is defined under RCRA).

          (vii) polycholorinated biphenyls (PCBs), as that term is defined under 40 C.F.R. 761, are not currently purchased for use by the Company or any of its Subsidiaries in pigments, hydraulic oils, electrical transformers or other equipment;

          (viii) no lien, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other restrictions of any kind in favor of any Governmental Entity for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Entity in response to, a Release or threatened Release of a Contaminant into the environment, has (in either case (i) or (ii)) attached to any Company Property;

          (ix) any known asbestos-containing material which is on or part of any Company Property is in good repair and its presence or condition does not violate any currently applicable Environmental Law;

          (x) none of the products which the Company or any of its Subsidiaries manufacture, distribute or sell, now or in the past, contains asbestos or asbestos-containing material; and

          (xi) the cost to the Company and its Subsidiaries during the next five years of complying with Environmental Laws currently in effect (including, but not limited to, the Clean Air Act Amendments of 1990) is not reasonably expected to have a material adverse effect on the Company or any of its Subsidiaries, taken as a whole.

     SECTION 4.18 TANGIBLE PROPERTY; REAL PROPERTY AND LEASES. (a) The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     (b) Except as described in Section 4.18(b) of the Company Disclosure Letter, each parcel of real property owned or leased by the Company or any of its Subsidiaries (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Encumbrances"), other than (A) Encumbrances for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Encumbrances for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Encumbrances arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and
(D) all matters of record, Encumbrances and other imperfections of title which, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (c) All leases of real property leased for the use or benefit of the Company or any of its Subsidiaries to which the Company or any such Subsidiary is a party requiring rental payments in excess of $50,000 during the period of the lease and all amendments and modifications thereto are in full force and effect and have not been further modified or amended, and there exists no default under any such lease by the Company or any such Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any such Subsidiary, except as, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser represent and warrant to the Company as follows:

     SECTION 5.1 ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

     SECTION 5.2 AUTHORITY. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent (as a party hereto and as the sole shareholder of Purchaser) and Purchaser and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws relating to creditors' rights and to general principles of equity.

     SECTION 5.3 CONSENTS AND APPROVALS; NO VIOLATIONS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Merger or the other transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act, (ii) the filing with the SEC by Parent and Purchaser of the Offer Documents and of such reports as may be required by Sections 13 and 16(a) of the Exchange Act in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Filing Office and appropriate documents with the relevant authorities of states in which the Company is qualified to do business and (iv) such filings, approvals, orders, notices, registrations, declarations and consents as may be required under any applicable state takeover, Canadian provincial securities or similar laws, and any applicable state environmental laws or laws with respect to the ownership by a foreign entity of real property. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in any Violations of any of the terms, conditions or provisions of
(i) the respective certificates or articles of incorporation or bylaws or comparable organizational documents of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument, permit concession, franchise or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) any judgment, order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets except, in the case of clause (ii), for Violations that would not prevent or impair the consummation of the Offer or the Merger in any respect and would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries or on the ability of Parent and Purchaser to perform their obligations under this Agreement.

     SECTION 5.4 INFORMATION IN DISCLOSURE DOCUMENTS.

          (a) None of the Offer Documents or the information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents (including any amendments or supplements thereto) or the Schedule 14D-9 are filed with the SEC or are first published, sent or given to shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) None of the information supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Company Proxy Statement will, at the date mailed to the Company's shareholders and at the time of the meeting of shareholders, if required by applicable law to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     SECTION 5.5 FINANCING. Parent and Purchaser collectively have, or has commitments to obtain on a timely basis, all the funds necessary to consummate the Offer and the Merger.

     SECTION 5.6 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Purchaser.

                                   ARTICLE VI
                                   COVENANTS

     SECTION 6.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its best efforts, and will cause each of its Subsidiaries to use its best efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Purchaser:

          (a) adopt any amendment to its articles or certificate of incorporation or by-laws or comparable organizational documents;

          (b) issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of any of its capital stock of any class, or securities convertible or exchangeable into capital stock of any class, or any rights, warrants or options to acquire any convertible or exchangeable securities or capital stock, other than the issuance of shares of Company Common Stock upon the exercise of stock options outstanding on the date of this Agreement under the Company Option Plans in accordance with their present terms and the capitalization and issuance of shares by Douglas y Lomason de Coahuila, S.A. de C.V. ("DYLCO") for the amount of 73,670,856 pesos to the Company as consideration for the satisfaction of intercompany debt (the "DYLCO Issuance");

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) on or in respect of any class or series of its capital stock or otherwise make any payments to its shareholders in their capacity as such, except that any wholly owned Subsidiary of the Company may pay dividends and make distributions to the Company or any of the Company's wholly owned Subsidiaries;

          (d) (i) adjust, split, combine, subdivide or reclassify any of its capital stock or (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of capital stock of the Company or of any of its Subsidiaries or any other securities thereof or any rights, options or warrants to acquire such shares or other securities;

          (e) incur or assume any long-term or short-term indebtedness for borrowed money, except in the ordinary course of business consistent with past practice and under existing bank commitments as in effect on the date hereof, in an aggregate amount not to exceed $10,000,000, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person (other than a wholly owned Subsidiary);

          (f) make any loans, advances or capital contributions to, or investments in, any person (other than a wholly owned Subsidiary), except in the ordinary course of business consistent with past practice and in an amount not to exceed (i) in the case of loans, advances or capital contributions to or investments in joint ventures of the Company in existence on the date hereof $1,000,000 in the aggregate and (ii) in all other cases, $200,000 in the aggregate;

          (g) settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim in an amount not covered by insurance in excess of $200,000 in the aggregate;

          (h) except for increases in salary, wages and benefits of employees of the Company or its Subsidiaries (other than executive officers of the Company) in accordance with past practice and an increase, retroactive to January 1, 1996, in salaries of officers of the Company, which increase shall not exceed 4% in the aggregate, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law;

          (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are in the ordinary course of business and not in excess of $200,000 in the aggregate;

          (j) except for the sale of the Company's Truck Body Division on terms reasonably satisfactory to Parent, sell, lease, mortgage or otherwise encumber or dispose of or agree to sell, lease, mortgage or otherwise encumber or dispose of, any of its assets, other than transactions that are in the ordinary course of business and not material to the Company or any of its Subsidiaries or (ii) enter into any contract or agreement for the sale of manufactured parts, components or other products, which contract or agreement would require capital expenditures by the Company in excess of $3,000,000 in the aggregate;

          (k) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

          (1) knowingly violate or fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

          (m) except for the acquisition of stock of DYLCO by the Company in connection with the DYLCO Issuance, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (including any insurance policy) or other right or claim, (iii) prepay any indebtedness of the Company or any of its Subsidiaries or (iv) cancel or forgive any indebtedness owed to the Company or its Subsidiaries, other than, in each case specified in clause (i), (ii), (iii) or (iv), in a manner in the ordinary course of business consistent with past practice and which is not material to the business of the Company and its Subsidiaries, taken as a whole;

          (n) make any tax election not required by law or settle or compromise any material tax liability;

          (o) change any of the accounting methods, principles or practices used by it except as required by the SEC or the Financial Accounting Standards Board; or

          (p) authorize, recommend, announce, propose or agree to take any of the foregoing actions or any action which would (i) make any representation or warranty in this Agreement that is qualified as to materiality untrue or incorrect, (ii) make any representation or warranty in this Agreement that is not so qualified untrue or incorrect in any material respect or (iii) except as otherwise permitted by Section 6.7(b), result in any of the conditions to the Offer set forth in Annex I or to the Merger set forth in
     Article VII not being satisfied.

     SECTION 6.2 REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, unless, to the extent permitted by Section 6.7
(b), the Board of Directors of the Company approves or recommends a superior proposal, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity (including those in connection with the HSR Act), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any claims, investigations, actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstance relating to any of the Company, Parent or Purchaser or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by the Company, Parent or Purchaser, as the case may be, and which should be set forth in an amendment or supplement to the Offer Documents, the discovering party will promptly inform the other party of such event or circumstance.

     SECTION 6.3 ACCESS TO INFORMATION. Upon reasonable notice, the Company will afford to the officers, employees, accountants, counsel and other representatives of Parent and Purchaser, access, at all reasonable times during the period prior to the Effective Time, to all its properties, facilities, books, contracts, commitments and records and other information as reasonably requested by such party and, during such period, the Company will (and will cause each of its Subsidiaries to) furnish promptly to Parent and Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States federal securities laws or regulations and (b) all other information concerning its business, properties and personnel as Parent or Purchaser may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the terms of the letter agreement dated as of June 27, 1996, between Parent and The Bridgeford Group (the "Confidentiality Agreement"), and in the event of termination of this Agreement for any reason each party will promptly comply with the terms of the Confidentiality Agreement.

     SECTION 6.4 COMPANY SHAREHOLDERS MEETING. (a) If approval of this Agreement and the Merger by the shareholders of the Company is required by law, the Company will, at Parent's request, duly call a meeting of its shareholders for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters and use its best efforts duly to give notice of, convene and hold such meeting as soon as practicable following consummation of the Offer. The Company will, through its Board of Directors, recommend to its shareholders approval and adoption of this Agreement and approval of the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 6.7(b). Notwithstanding the foregoing, if Purchaser or any other Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders in accordance with Section 711 of the MBCA.

     (b) If approval of this Agreement and the Merger by the shareholders of the Company is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly notify Parent thereof and prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     SECTION 6.5 COMPANY OPTION PLANS. (a) Subject to the next sentence, the Company shall use its best efforts to cause each holder of an outstanding option (collectively, the "Employee Options") to purchase shares of Company Common Stock granted under either Company Option Plan, whether or not then exercisable, to agree in writing prior to the Effective Time that (i) such holder shall be entitled to receive from the Company on the earlier of the Closing Date or five business days after the payment by the Purchaser for any shares of Company Common Stock pursuant to the Offer, in lieu of such Employee Option, an amount in cash in respect of each share of Company Common Stock subject to such Employee Option equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Employee Option (it being understood that if there is no such excess with respect to any such Employee Option, such holder will not be entitled to receive any cash, securities or other consideration with respect thereto); and (ii) such Employee Option shall be canceled immediately prior to the Effective Time. All amounts payable pursuant to this Section 6.5(a) shall be subject to any applicable withholding taxes and shall be paid without interest.

     (b) The Company shall use its best efforts to ensure that from and after the Effective Time neither the Surviving Corporation nor any of its Subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent, Purchaser or their wholly owned Subsidiaries, to beneficially own, or receive any payments (other than as otherwise contemplated by Sections 3.1 and 3.6 and this Section 6.5) in respect of, any capital stock of the Company or the Surviving Corporation.

     (c) The Company shall take all actions necessary to terminate the Company Option Plans effective as of the Effective Time.

     SECTION 6.6 COMPANY BENEFIT PLANS. Parent agrees that, for a period of one year following the Effective Time, the employees of the Company will continue to be provided with employee benefits that are in the aggregate substantially equivalent to those presently provided under the Company's current benefit plans. At the Effective Time, the Company shall cause the Surviving Corporation expressly to assume the Officer Agreements listed in Section 4.8 of the Company Disclosure Letter. Nothing in this Section 6.6 shall be deemed to in any way restrict the ability of the Surviving Corporation to terminate any employee of the Surviving Corporation.

     SECTION 6.7 NO SOLICITATION. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries to, (i) solicit, initiate, or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the disinterested members thereof based on the written advice of outside counsel (a copy of which written advice shall be promptly furnished to Parent), the Company may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to an appropriate confidentiality agreement approved by the Company's Board of Directors to, any person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this paragraph by the Company. For purposes of this Agreement, "takeover proposal" means any proposal, other than a proposal by Parent or any of its affiliates, for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company), other than a proposal or offer by Parent or any of its affiliates, to acquire in any manner, directly or indirectly, an equity interest in the Company or any of its Subsidiaries, any voting securities of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors of the Company or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof based on the written advice of outside counsel (a copy of which written advice shall be promptly furnished to Parent), may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger) a superior proposal and the Company may take such actions as are contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act. For purposes of this Agreement, "superior proposal" means a bona fide written proposal made by a third party to acquire the Company pursuant to a tender or exchange offer, a merger, a statutory share exchange, a sale of all or substantially all its assets or otherwise on terms which a majority of the disinterested members of the Board of Directors of the Company determines in their good faith reasonable judgment (based on the advice of independent financial advisors) to be more favorable to the Company and its shareholders than the Offer and the Merger and for which financing, to the extent required, is then fully committed or which, in the reasonable good faith judgment of a majority of such disinterested members (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

     (c) The Company promptly shall advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry.

     SECTION 6.8 FEES AND EXPENSES. (a) Except as provided in paragraphs (b) and
(c) of this Section 6.8, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     (b) The Company shall pay to Parent upon demand a fee of $4,046,119 (the "Termination Fee"), payable in same day funds, plus all Expenses (as defined below), if:

          (i) this Agreement is terminated by Parent as a result of the failure of any condition set forth in paragraph (f), (g) or (h) of Annex I; provided, however, that in the case of any such termination solely as a result of the failure of the condition set forth in clause (i) of paragraph
     (f) of Annex I, such fee (x) shall be payable by the Company only if the Offer has remained open for at least four months and

     (y) shall not exceed an amount equal to 50% of the Termination Fee plus all Expenses (as defined below);

          (ii) (w) after the date of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have made a takeover proposal, (x) the Offer shall have remained open until the scheduled expiration date immediately following the date such takeover proposal is made, (y) the Minimum Tender Condition (as defined in Annex I) shall not have been satisfied at such expiration date and (z) this Agreement is terminated pursuant to Section 8.1(b); or

          (iii) this Agreement is terminated pursuant to Section 8.1(c).

     (c) If this Agreement is terminated for any reason, other than as a result of a material breach of any representation, warranty, covenant or agreement of Parent or Purchaser set forth in this Agreement, the Company shall, whether or not the Termination Fee shall have been paid or shall be payable, reimburse each of Parent and its affiliates upon demand for all reasonably documented out-of-pocket fees and expenses, but not in excess of $1,000,000 in the aggregate, incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement (including any currency or interest rate hedging activities in connection with the transactions contemplated hereby), including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent or any of its affiliates and all fees and expenses payable of banks, investment banking firms and other financial institutions and their respective counsel, accountants or agents in connection with arranging or providing financing (collectively, and not in excess of such $1,000,000 limitation, the "Expenses").

     (d) The Company acknowledges that the agreements contained in paragraphs
(b) and (c) of this Section 6.8 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay promptly any amount due pursuant to this Section 6.8 and, in order to obtain such payment, Parent or Purchaser commences a suit that results in a judgment against the Company for any such amount, the Company shall pay to Parent or Purchaser its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the base rate of Citibank, N.A, from the date such payment was due under this Agreement.

     SECTION 6.9 NOTIFICATION OF CERTAIN MATTERS. The Company will give prompt notice to Parent and Purchaser, and Parent (or Purchaser, as the case may be) will give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement that is qualified as to materiality to be untrue or incorrect or any representation or warranty that is not so qualified to be untrue or incorrect in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect, (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect and (c) any change or event which has or is reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole or Parent and its Subsidiaries, taken as a whole as the case may be; provided, however, that the delivery of any notice pursuant to this Section 6.9 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.10 COMPANY DEBT AGREEMENTS. The Company will, if required by Parent, (a) promptly seek agreement, on terms reasonably acceptable to Purchaser, of the banks party to the credit agreements of the Company or any of its Subsidiaries and the holders of debt instruments of the Company or any of its Subsidiaries (collectively, the "Company Debt") to amend such agreements and instruments to permit the purchase of shares of Company Common Stock pursuant to the Offer, and the consummation of the Merger, and to provide that such actions do not constitute an event permitting the banks or lenders that are parties thereto to accelerate the amounts outstanding under such agreements and instruments and (b) in the event that such acceleration occurs prior to the Merger, cooperate with Parent and Purchaser in arranging financing on terms reasonably acceptable to Parent and Purchaser to finance any required repurchase or prepayment of Company Debt.

     SECTION 6.11 PUBLIC ANNOUNCEMENTS. The Company, Parent and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press releases or make any such public statements prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with The NASDAQ Stock Market, Inc.

     SECTION 6.12 STATE TAKEOVER LAWS. If any "fair price", "control share acquisition" or "business combination" statute or other takeover or tender offer statute or regulation shall become applicable to the transactions contemplated by this Agreement, Parent, Purchaser and the Company and their respective Boards of Directors shall use their best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 6.13 INDEMNIFICATION. For six years from and after the Effective Time, Parent agrees, to the extent permitted by law, to cause the Surviving Corporation to indemnify and hold harmless all current officers and directors of the Company and of its Subsidiaries to the same extent such persons are currently indemnified by the Company pursuant to the Company's Articles of Incorporation and By-Laws for acts or omissions occurring at or prior to the Effective Time. Furthermore, the Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Section 3 of Article VI of the Bylaws of the Company. At its option, Parent will either (a) cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers, insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all directors and officers of the Company on the date hereof or (b) cause the directors and officers of the Company on the date hereof to be covered, for a period of not less than six years, by Parent's directors' and officers' insurance and indemnification policy for events occurring prior to the Effective Time (but only if Parent's policy is, in the aggregate, no less favorable to such directors and officers than the Company's current policy). In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then the obligations of Parent set forth in this Section 6.13 shall survive such consolidation, merger or transfer.

     SECTION 6.14 SHAREHOLDER LITIGATION. Each of Parent and the Company shall use their best efforts to settle, and the Company shall give Parent the opportunity to direct the defense of, any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

     SECTION 6.15 DIRECTORS. (a) Promptly upon the acceptance for payment of, and payment by Purchaser for, any shares of Company Common Stock pursuant to the Offer (the "Closing of the Offer"), and at all times thereafter, Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on such Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage (the "Purchaser Percentage") that (x) such number of shares of Company Common Stock so accepted for payment and paid for by Purchaser plus the number of shares of Company Common Stock otherwise owned by Purchaser, Parent or any other subsidiary of Parent bears to (y) the number of such shares outstanding, and the Company shall, at such time, cause Purchaser's designees to be so elected; provided, however, that in the event that Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective

Time such Board of Directors shall have at least three directors who are directors on the date hereof and who are not officers of the Company (the "Independent Directors") and provided further that, in such event, if the number of Independent Directors shall be reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers, stockholders or affiliates of the Company, Parent or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such appointment or election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchaser's designees). In connection with the foregoing, the Company will promptly, at the option of Purchaser, either increase the size of the Company's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected to the Company's Board of Directors as provided above. Concurrently with the foregoing, the Company shall use its best efforts to cause persons designated by Purchaser to constitute at least the Purchaser Percentage of (i) each committee of the Company's Board of Directors, (ii) each board of directors of each domestic Subsidiary of the Company and (iii) each committee of such board, in each case to the extent required by applicable law.

     (b) Following the election or appointment of designees of Purchaser pursuant to Section 6.15(a) prior to the Effective Time, any amendment of this Agreement or the Articles of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the Independent Directors.

                                  ARTICLE VII
                                   CONDITIONS

     SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Offer. Purchaser shall have accepted for purchase and paid for shares of Company Common Stock pursuant to the Offer.

          (b) Shareholder Approval. If required by applicable law, this Agreement (insofar as it relates to the Merger) and the Merger shall have been approved and adopted by the requisite affirmative vote or consent of the holders of the Company Common Stock in accordance with applicable law and the Company's Articles of Incorporation.

          (c) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, shall have occurred or shall have been obtained.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or impairing the consummation of the Merger in any material respect shall be in effect on the Closing Date.

     SECTION 7.2 CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER. The respective obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct and each of the representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on and as of the Effective Time as if made on and as of such date, and Parent and Purchaser shall have received a certificate of the Company, signed by the President of the Company, to that effect.

          (b) Third Party Consents. All required authorizations, consents or approvals of any third party, the failure to obtain which would have a material adverse effect on Parent, Purchaser and their Subsidiaries or the Company and its Subsidiaries (assuming the Merger had taken place) shall have been obtained.

          (c) Tax Statement. The Company shall have delivered to Parent a duly executed and valid statement in the form prescribed by Treasury Regulation sec. 1.897-2(h) to the effect that the Company Common Stock does not constitute a "United States real property interest" within the meaning of
     Section 897(c)(1) of the Code.

          (d) Company Option Plans. The Company Option Plans shall have been terminated and all Employee Options shall have been exercised or canceled prior to the Effective Time as contemplated by Section 6.5.

          (e) No Action. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority shall be pending or threatened on the Closing Date against the Company, Parent or Purchaser or any of their Subsidiaries challenging the validity or legality of the transactions contemplated by this Agreement.

     SECTION 7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction, on or prior to the Closing Date, of the following condition:

          (a) Performance of Obligations; Representations and Warranties. Each of Parent and Purchaser shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and each of the representations and warranties of Parent and Purchaser contained in this Agreement that is qualified by materiality shall be true and correct and each of the representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on and as of the Effective Time as if made on and as of such date, and the Company shall have received a certificate of Purchaser, signed by the President of Purchaser, to that effect.

                                  ARTICLE VIII
                                  TERMINATION

     SECTION 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of any matters presented in connection with the Merger by the shareholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if:

             (i) any required approval of the Merger by the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such shareholders or at any adjournment thereof;

             (ii) (x) as the result of the failure of any of the conditions set forth in Annex I hereto, (A) Purchaser shall have failed to commence the Offer within 30 days following the date hereof or (B) the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any shares of Company Common Stock pursuant to the Offer or (y) Purchaser shall not have purchased any shares of Company Common Stock pursuant to the Offer within 90 days following the date hereof; provided, however, that the passage of the period referred to in clause (y) shall be tolled (but not for longer than nine months) for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger; and provided further that the right to terminate this Agreement pursuant to this
        Section 8.1(b)(ii) shall not be available to (i) the Company in connection with the failure of the condition set forth in paragraph (f) of Annex I or (ii) any party whose breach of a representation or warranty or failure to fulfill any of its obligations under this Agreement results in the failure of any such condition;

             (iii) the Merger shall not have been consummated on or before the date nine months following the date hereof, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled (but not for longer than an additional six months) for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the Merger or the calling or holding of a meeting of the shareholders of the Company called to approve, inter alia, the Merger; or

             (iv) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        (c) by the Company if (i) to the extent permitted by Section 6.7(b), the Board of Directors of the Company approves or recommends a superior proposal and (ii) the Company has paid to Parent an amount in cash equal to the sum of the Termination Fee plus all Expenses as provided by Section 6.8(b); or

        (d) by Parent if Parent or Purchaser shall have received notice under the HSR Act that the Federal Trade Commission or the Antitrust Division of the Department of Justice has formally extended the applicable waiting period under the HSR Act by requesting additional information concerning the Offer, the Merger, any related transaction, or Parent or Purchaser.

     SECTION 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, except for the provisions of Section 4.15, Section 5.6, the last sentence of Section 6.3,
Section 6.8, this Section 8.2 and Article IX, and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided that in the event the Company has paid to Parent the Termination Fee and all Expenses as contemplated by Section 6.8, the Company shall have no further liability or obligation in connection with any such termination.

                                   ARTICLE IX
                                 MISCELLANEOUS

     SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.

     SECTION 9.2 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment will be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 9.3 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

     SECTION 9.4 NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     (a) if to Purchaser to:

        Magna Acquisition Corporation
        In care of Magna International Inc.
        36 Apple Creek Boulevard
        Markham, Ontario L3R 4Y4
        Canada
        Attention: J. Brian Colburn
                   Executive Vice President, Special Projects and Secretary Telecopy No.: (905) 477-7739

     with copies to:

        Sidley & Austin
        875 Third Avenue
        New York, New York 10022
        Attention: Scott M. Freeman
        Telecopy No.: (212) 906-2021

     (b) if to Parent to:

        Magna International Inc.
        36 Apple Creek Boulevard
        Markham, Ontario L3R 4Y4
        Attention: J. Brian Colburn
                Executive Vice President, Special Projects and Secretary Telecopy No.: (905) 477-7739

     with copies to:

        Sidley & Austin
        875 Third Avenue
        New York, New York 10022
        Attention: Scott M. Freeman
        Telecopy No.: (212) 906-2021

     (c) if to the Company, to:

        Douglas & Lomason Company
        24600 Hallwood Court,
        Farmington Hills, Michigan 48335-1671
        Attention: Chief Executive Officer
        Telecopy No.: 810-478-5189

        with copies to:

        Dickinson, Wright, Moon, Van Dusen & Freeman
        500 Woodward Avenue
        Suite 4000
        Detroit, Michigan 48226
        Attention: Verne C. Hampton, II
        Telecopy No.: 313-223-3598

     SECTION 9.5 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer to August 29, 1996. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or such entity and its Subsidiaries) means such event, change or effect which is or is reasonably likely to be materially adverse to the business, assets, liabilities, capitalization, results of operations' shareholders' equity, condition (financial or otherwise) or prospects of such entity (or, if with respect to such entity and its Subsidiaries, such group of entities taken as a whole).

     SECTION 9.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 9.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) other than
Section 6.13, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

     SECTION 9.8 GOVERNING LAW. This Agreement will be governed and construed in accordance with the laws of the State of Michigan applicable to contracts made, executed, delivered and performed wholly within the State of Michigan, without regard to any applicable conflicts of law.

     SECTION 9.9 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 9.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.11 VALIDITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions hereof, which will remain in full force and effect.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          MAGNA INTERNATIONAL INC.

                                          By: /s/ WILLIAM H. FIKE
                                              ----------------------------------
                                              Name:   William H. Fike
                                              Title:  Vice Chairman and
                                                      Executive Vice President

                                          By: /s/ J. BRIAN COLBURN
                                              ----------------------------------
                                              Name:   J. Brian Colburn
                                              Title:  Executive Vice President,
                                                      Special Projects and
                                                      Secretary

                                          MAGNA ACQUISITION CORPORATION

                                          By: /s/ WILLIAM H. FIKE
                                              ----------------------------------
                                              Name:   William H. Fike
                                              Title:  President

                                          By: /s/ J. BRIAN COLBURN

                                              ----------------------------------
                                              Name:   J. Brian Colburn
                                              Title:  Secretary

                                          DOUGLAS & LOMASON COMPANY

                                          By: /s/ HARRY A. LOMASON, II

                                              ----------------------------------
                                              Name:   Harry A. Lomason, II
                                              Title:  Chairman, President and
                                                      Chief Executive Officer

                                                                         ANNEX I

                            CONDITIONS TO THE OFFER

     Notwithstanding any other term or provision of the Offer or this Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Company Common Stock tendered pursuant to the Offer and not theretofore accepted for payment or paid for unless (1) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock that would represent at least 51% of the Fully Diluted Shares (the "Minimum Tender Condition") and (2) any waiting period under the HSR Act applicable to the purchase of Company Common Stock pursuant to the Offer shall have expired or been terminated. As used herein, the term "Fully Diluted Shares" shall mean all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term or provision of the Offer or this Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the date of this Agreement, and before the acceptance of such Company Common Stock for payment or the payment therefor, any of the following events or facts shall have occurred:

          a) there shall have been threatened, instituted or pending any action, proceeding or application by any Governmental Entity, or by any other person, domestic or foreign, before any court or Governmental Entity (which, if brought by such other person, in the good faith judgment of Parent after consultation with legal counsel has a reasonable likelihood of success), (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the MBCA each as in effect on the date of the Offer, in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the shares of Company Common Stock by Parent, Purchaser or any other affiliate of Parent or the consummation by Parent, Purchaser or any other affiliate of Parent of the Merger, (B) seeking to obtain material damages in connection with the transactions contemplated by the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by Parent, Purchaser or any other affiliate of Parent of all or any material portion of the business or assets of the Company and its Subsidiaries or of Parent, Purchaser or any other affiliate of Parent or to compel Parent, Purchaser or any other affiliate of Parent to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent, Purchaser or any other affiliate of Parent or seeking to impose any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to conduct such business or own such assets,
     (iii) seeking to impose or confirm limitations on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of the Company Common Stock, including, without limitation, the right to vote any Company Common Stock acquired or owned by Parent, Purchaser or any other affiliate of Parent on all matters properly presented to the Company's shareholders, (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Company Common Stock, (v) otherwise relating to the Offer or the Offer Documents or which otherwise, in the sole good faith judgment of Purchaser, might materially adversely affect the Company or any of its Subsidiaries or Parent, Purchaser or any other affiliate of Parent or (vi) materially adversely affecting the business, assets, liabilities, capitalization, results of operations, shareholders' equity, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, (i) Parent, Purchaser or any other affiliate of Parent or the Company or any of its Subsidiaries or (ii) the Offer or the Merger by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          (c) there shall have occurred any material and adverse change, or any condition, event or development that is reasonably likely to result in a material adverse change, in the business, assets, liabilities, capitalization, results of operations, shareholders' equity, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material and adverse change in the financial markets or major stock exchange indices in the United States or abroad, (iii) any change in the general political, market, economic or financial conditions in the United States that is reasonably likely to have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its Subsidiaries or of Parent or the trading in, or value of, the Company Common Stock, (iv) any material and adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) any required material approval, permit, authorization, favorable review or consent of any Governmental Entity shall not have been obtained on terms reasonably satisfactory to Purchaser;

          (f) (i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of more than 15% of the outstanding shares of Company Common Stock has been acquired by another person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) or (ii) (x) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any takeover proposal, (y) the Company shall have entered into any agreement with respect to any takeover proposal (other than this Agreement) or (z) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (g) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time;

          (h) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

          (i) this Agreement shall have been terminated in accordance with its terms or the Offer shall have been amended or terminated with the prior written consent of the Company;

which, in the good faith judgment of Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any good faith determination by Purchaser concerning the events described in this Annex I will be final and binding upon all parties.

                                        3